FOR IMMEDIATE RELEASE
FirstEnergy Corp.                       October 15, 1998
76 South Main Street
Akron, Ohio  44308

News Media Contact:            Analyst Contact:
Ralph J. DiNicola              Ronald E. Seeholzer
(330) 384-5939                (330) 384-5500


FIRSTENERGY REACHES ASSET TRANSFER AGREEMENT WITH DUQUESNE LIGHT

FirstEnergy Corp. announced today that it has signed an agreement in principle with Duquesne Light Company that would result in the transfer of 1,436 megawatts (MW) owned by Duquesne Light at eight generating units in exchange for 1,298 megawatts at three power plants owned by FirstEnergy electric utility operating companies. A definitive agreement on the exchange of assets, which will be structured as a tax-free transaction, is expected to be reached by the end of the year.

"This transaction will provide us with exclusive ownership and operating control of all of the generating assets that are now jointly owned and operated under the Central Area Power Coordination Group (CAPCO) agreement," said FirstEnergy Chairman and Chief Executive Officer Willard R. Holland. "As a result, we will be better positioned to maximize the value of these eight CAPCO generating units, which have a total capacity of 6,381 MW," he added.

CAPCO was formed in 1967 to jointly develop power generation and transmission facilities in an effort to enhance power coordination and reliability in the region. Under the CAPCO agreement, Ohio Edison Company, The Cleveland Electric Illuminating Company, Toledo Edison Company, Pennsylvania Power Company - now FirstEnergy electric utility operating companies - and Duquesne Light, headquartered in Pittsburgh, jointly own and operate nine generating units at six power plants. FirstEnergy companies already own and operate the 906-MW Davis-Besse Plant in Oak Harbor, Ohio, which was also built under the CAPCO agreement.

Under the agreement in principle, FirstEnergy's electric utility operating companies will acquire Duquesne Light's minority share in eight generating units at five CAPCO power plants. These include Duquesne's 187 MW of the 600-MW Unit 7 at the W. H. Sammis Plant in Stratton, Ohio; 186 MW of the 597-MW Unit 5 of the Eastlake Plant in Eastlake, Ohio; 401 MW of the 2,360 MW at Units 1, 2 & 3 of the Bruce Mansfield Plant in Shippingport, Pennsylvania; 498 MW of the 1,630 MW at Units 1 & 2 of the Beaver Valley Power Station in Shippingport, Pennsylvania; and 164 MW of the 1,194 MW at the Perry Nuclear Power Plant in Perry, Ohio. Duquesne Light will fund decommissioning costs equal to its percentage interest in the nuclear units.

In exchange, FirstEnergy would transfer ownership of three of its electric utility operating companies' coal-fired plants with a total capacity of 1,298 MW to Duquesne Light. The affected FirstEnergy plants, with a total staff of 268 employees, are the 743-MW Avon Lake Plant in Avon Lake, Ohio; the 339-MW New Castle Plant in New Castle, Pennsylvania; and the 216-MW Niles Plant in Niles, Ohio. The agreement with Duquesne includes assurances that FirstEnergy employees will be treated fairly.

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The Avon Lake, New Castle and Niles plants will be included in
Duquesne Light's recently announced plans for auctioning its generating assets. The auction is expected to take place within the next six months, and successful bids should be announced within three months after the auction. As a result of the auction and the time needed to obtain necessary regulatory approvals, including those from the Nuclear Regulatory Commission and the Pennsylvania Public Utility Commission, the asset transfer is expected to take 12 to 18 months to close.

FirstEnergy, headquartered in Akron, Ohio, is a diversified energy services company with more than $18 billion in assets and more than $5 billion in annual revenues. FirstEnergy's electric utility operating companies comprise the nation's 12th largest investor-owned electric system.

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